EXHIBIT NO. 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 7 to Registration Statement No. 811-22033 on Form N-1A of our report dated October 17, 2012, relating to the financial statements and financial highlights of MFS Institutional Money Market Portfolio, appearing in the Annual Report on Form N-CSR of MFS Series Trust XIV for the year ended August 31, 2012, and to the references to us under the heading “Independent Registered Public Accounting Firm and Financial Statements” in the Statement of Additional Information, which is part of such Registration Statement.

DELOITTE & TOUCHE LLP

Deloitte & Touche LLP

Boston, Massachusetts

December 26, 2012